EXHIBIT 99.1

October 8, 2009 8 a.m. Pacific Time

Company Press Release

SOURCE:          Cowlitz Bancorporation
CONTACTS:     Richard J. Fitzpatrick, Chief Executive Officer
                            Gerald L. Brickey, Chief Financial Officer
                            (360) 423-9800

LONGVIEW, Wash., October 8, 2009/PRNewswire/ --

COWLITZ BANCORPORATION TRANSFERS TO NASDAQ CAPITAL MARKET

Cowlitz Bancorporation (NASDAQ: CWLZ) (the “Company”) announced that effective October 8, 2009, the Company’s common stock will be listed on the Nasdaq Capital Market. The Company has previously traded on the Nasdaq Global Market. This listing transfer is a reassignment based on the current market value of the Company’s publicly held securities and has no effect on the trading of the Company’s common stock. The Company is currently in compliance with all Nasdaq Capital Market listing requirements.

The Company received a letter from the Nasdaq Stock Market (“Nasdaq”) on September 15, 2009 providing notice that, for the last 30 consecutive trading days, the Company’s common stock had not maintained a minimum market value of publicly held shares of $5 million as required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rules. Such notice had no effect on the listing of the Company’s securities from the date of the notice through the date of the Company’s transfer to the Nasdaq Capital Market.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition. We make forward-looking statements regarding future actions of Nasdaq and the future listing of the Company’s securities.